UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 15, 2006

NATIONWIDE HEALTH PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-9028	95-3997619
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

610 Newport Center Drive, Suite 1150, Newport Beach, California 92660-6429

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 718-4400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 15, 2006, Registrant, as Borrower, entered into a Credit Agreement with the financial institutions named therein, as Lenders, and Chase Lincoln Commercial Corporation, as Administrative Agent. The Credit Agreement provides a committed $200 million non-revolving credit facility. The interest rate payable on advances under the credit facility will vary based on the type of advance requested by the Registrant. The credit facility is expected to be used, together with amounts under Registrant’s existing $700 million credit facility, to fund the proposed acquisition and master leaseback of the real estate holdings of Hearthstone Living, Inc., a Texas corporation, consisting of 32 assisted living and Alzheimer’s facilities. The credit facility includes financial covenants and events of default that are similar to those in the Registrant’s existing $700 million credit facility. The Credit Agreement will mature on the earlier of September 12, 2006 or the date that is ninety (90) days from the receipt by the Registrant of proceeds from any debt or equity public offering made by the Registrant after the effective date of this credit facility.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Credit Agreement which is filed as Exhibit 10.1 hereto, and incorporated into this Item 1.01 by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit Number	Description
10.1	Credit Agreement, dated as of May 15, 2006, by and among Nationwide Health Properties, Inc., as Borrower, the Lenders party thereto, and Chase Lincoln First Commercial Corporation, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE HEALTH PROPERTIES, INC.

Date: May 19, 2006	By:	/s/ Abdo H. Khoury
		Name:	Abdo H. Khoury
		Title:	Senior Vice President and Chief Financial and Portfolio Officer